Exhibit 21.1
List of Subsidiary Corporations
AMERIGROUP Corporation
The Registrant owns and controls the following subsidiary corporations:

Entity	State of Incorporation	Incorporation Date
AMGP Arizona, Inc.	Arizona*	8/7/2002
AMERIGROUP California, Inc.	California*	3/5/2002
AMERIGROUP Colorado, Inc.	Colorado*	1/13/2005
AMERIGROUP Connecticut, Inc.	Connecticut*	3/5/2002
AMERIGROUP Delaware, Inc.	Delaware*	3/1/2002
AMERIGROUP Florida, Inc.	Florida	12/31/2002
AMGP Georgia, Inc.	Georgia*	11/8/2002
AMGP Georgia Managed Care Company	Georgia	6/11/2003
AMERIGROUP Hawaii, Inc.	Hawaii*	11/9/2007
AMERIGROUP Health Solutions, Inc.	Delaware	8/31/2007
AMERIGROUP Indiana, Inc.	Indiana*	3/4/2002
AMERIGROUP Maryland, Inc.	District of Columbia	1/7/2003
AMERIGROUP Massachusetts, Inc.	Massachusetts*	3/5/2002
AMERIGROUP MD, Inc.	Maryland*	10/2/2007
AMERIGROUP Michigan, Inc.	Michigan*	4/1/2002
AMERIGROUP Nevada, Inc.	Nevada*	8/11/2005
AMERIGROUP New Jersey, Inc.	New Jersey	4/3/1995
AMERIGROUP Community Care of New Mexico, Inc.	New Mexico	12/6/2004
AMERIGROUP New York, LLC	New York	10/10/1995
AMERIGROUP Ohio, Inc.	Ohio	3/8/2002
AMERIGROUP Pennsylvania, Inc.	Pennsylvania*	3/5/2002
AMERIGROUP Puerto Rico, Inc.	Puerto Rico*	3/13/2002
AMERIGROUP Community Care of South Carolina, Inc.	South Carolina	10/24/2003
AMERIGROUP Tennessee, Inc.	Tennessee	4/23/2006
AMERIGROUP Texas, Inc.	Texas	6/19/1995
AMERIGROUP Virginia, Inc.	Virginia	8/30/2004
AMERIGROUP Wisconsin, Inc.	Wisconsin*	4/2/2002
Intelli-dent IPA, Inc.	New York	3/26/1999
PHP Holdings, Inc.	Florida	3/30/1995
AMERIVANTAGE, Inc.	Delaware*	1/16/2004
AMERIPAY, Inc.	Delaware*	6/12/2006
AMERIBRIDGE, Inc.	Florida*	8/8/2007

*	non-active